Exhibit 99.1

Contacts:
Peter Garcia	Jody Cain
PDL BioPharma, Inc.	LHA Investor Relations
775-832-8500	310-691-7100
Peter.Garcia@pdl.com	jcain@lhai.com

PDL BioPharma Reports Second Quarter 2018 Financial Results

INCLINE VILLAGE, NV, (August 8, 2018) – PDL BioPharma, Inc. (“PDL” or the “Company”) (NASDAQ: PDLI) reports financial results for the three and six months ended June 30, 2018 including:

Second Quarter Financial Highlights

•	Total revenues of $46.6 million.

•	GAAP net loss attributable to PDL’s shareholders of $112.3 million or $(0.76) per share.

•
GAAP net loss includes a one-time $133.3 million, net of tax, non-cash accounting charge related to the impairment of an intangible asset from Noden Pharma DAC, due to the increased probability of a generic version of aliskiren being launched in the United States by Anchen, offset by a $19.7 million, net of tax, non-cash decrease in the fair value of the contingent liability related to a reduced estimate of the probability in paying milestones to Novartis for Tekturna®.

•	Non-GAAP net income attributable to PDL’s shareholders of $14.7 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Cash, cash equivalents, short-term investments and other investments of $395.7 million as of June 30, 2018.

•	Repurchased 6.8 million shares of common stock in the open market during the quarter for $19.4 million.

“Our financial results for the second quarter reflect higher product sales resulting from our change in strategy to equity and product investments, and we continue to have a strong cash balance to pursue acquisitions. While we are disappointed with the write down of the Noden asset, the impairment is not an indication of the performance of the business this quarter, but rather is based upon uncertainty in the future generic aliskiren competition in the United States,” said John P. McLaughlin, CEO of PDL.

“Last week we announced an amended agreement with Depomed to purchase Depomed’s remaining interests in future royalties for $20 million in a transaction we view as highly attractive to our shareholders,” he added. “While we are shifting our strategy away from royalty agreements, our familiarity with the Depomed assets and our past success with them supported this investment decision. We expect to begin realizing a return on this investment by late 2020 with meaningful cash returns expected through 2026.”

Revenue Highlights

•	Total revenues of $46.6 million for the three months ended June 30, 2018 included:

◦
Product revenues of $31.8 million, which consisted of $25.9 million from sales of Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products), and $5.9 million for product sales of the LENSAR® Laser System;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $12.8 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to the Depomed royalty asset;

◦	Royalties from PDL’s licensees to the Queen et al. patents of $1.2 million, which consisted of royalties earned on sales of Tysabri®; and

◦	Interest revenue from note receivable investment to CareView Communications of $0.8 million.

•
Total revenues for the second quarter of 2018 were $46.6 million, compared with $143.8 million for the second quarter of 2017, reflecting PDL’s strategic shift to a pharmaceutical business model and the decline in royalty income from the expired Queen et al. patents.

◦
Product revenues were $31.8 million, a 69% increase from $18.8 million for the prior year due to sales of the Noden Products and the LENSAR Laser System, the latter of which PDL did not begin to recognize until May 2017. Product revenues accounted for 68% of total revenues compared with 13% in the second quarter of 2017;

◦	Product revenues from Noden Products were $10.4 million in the U.S. and $15.5 million in the rest of the world.

◦
PDL recognized $12.8 million in revenue from royalty rights - change in fair value, compared with $83.7 million in the prior-year period. The decrease was primarily due to a higher prior year royalty rights - change in fair value as a result of the increase in fair value of the Depomed, Inc. royalty asset in the second quarter of 2017 based upon revised future cash flows;

◦
PDL received $19.4 million in net cash royalties from its royalty rights for the second quarter of 2018, compared with $34.6 million for the prior-year period. The decrease is mainly due to the launch of the authorized generic for Glumetza® in February 2017 sold by a subsidiary of Bausch Health Companies Inc. (formerly Valeant Pharmaceuticals International, Inc.) and included a retroactive payment in the second quarter of 2017;

◦
Royalties from PDL’s licensees to the Queen et al. patents of $1.2 million, compared with $16.3 million for the second quarter of 2017 as product supply of Tysabri® manufactured prior to patent expiry in the U.S. have been extinguished and ex-U.S. product supplies are rapidly being depleted; and

◦	Interest revenues decreased primarily due to the sale of the kaléo, Inc. note receivable in September 2017.

Total revenues for the six months ended June 30, 2018, were $85.1 million, compared with $189.3 million for the prior-year period:

◦
Product revenues were $55.1 million, a 75% increase from $31.4 million for the prior-year period. Product revenues for 2018 consisted of $44.2 million from sales of the Noden Products and $10.9 million for product sales of the LENSAR® Laser System;

◦	PDL recognized $23.9 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, compared with $96.9 million for the prior-year period;

◦	PDL received $38.0 million in net cash royalties from its royalty rights year-to-date 2018, compared with $48.1 million for the prior-year period;

◦	Royalties from PDL’s licensees to the Queen et al. patents of $4.0 million, compared with $30.4 million for the prior-year period; and

◦	Interest revenue from note receivable investment to CareView Communications of $1.5 million.

Operating Expense Highlights

•
Operating expenses for the three months ended June 30, 2018 of $171.7 million increased $140.6 million from $31.1 million for the three months ended June 30, 2017. The increase was a result of the impairment of the Noden intangible asset of $152.3 million due to the increased probability of a generic version of aliskiren being launched in the United States, partially offset by the $22.5 million decrease in fair value of the contingent liability related to reduced estimate in the probabilities in paying milestones to Novartis for Tekturna.

•
Cost of product revenue for the three months ended June 30, 2018 increased as a result of the Noden Products and LENSAR contributing additional cost of product revenue of $8.4 million and $1.6 million, respectively, due to increased revenue from Noden Products and recognition of costs of goods for ex-U.S. revenue and increased revenue from LENSAR, which PDL did not begin to recognize until May 2017. General and administrative expenses of $14.5 million, increased compared with $11.3 million a year ago, with the increase due to a full quarter of expenses from LENSAR in 2018 versus a partial quarter as a result of its acquisition in May 2017, operation growth for Noden and expenses related to business development activities. Sales and marketing expenses were $5.4 million, compared with

$3.6 million in the prior-year period, with the increase due to an increase in marketing efforts for Noden and LENSAR, and research and development costs decreased based upon the completion of a pediatric trial for Tekturna.

•
Operating expenses for the six months ended June 30, 2018 were $205.9 million, a $147.9 million increase from $58.0 million for the prior-year period, with the increase primarily a result of the impairment of the Noden intangible asset of $152.3 million, as well as a result of Noden and LENSAR contributing additional cost of product revenue of $14.0 million and $4.0 million, respectively, which was due to increased revenue in Noden and recognition of costs of goods for ex-U.S. revenue and increased revenue from LENSAR, which PDL did not begin to recognized until May 2017, partially offset by the decrease in fair value of the contingent liability.

Stock Repurchase Programs

•
PDL repurchased 8.2 million shares of its common stock under the $25.0 million share repurchase program during the six months ended June 30, 2018, for an aggregate purchase price of $23.6 million, or an average cost of $2.89 per share, including trading commission. All shares repurchased were retired.

•
From July 1, 2018 to July 5, 2018, the Company completed this stock repurchase program with the repurchase of 0.6 million shares of its common stock at a weighted average price of $2.44 per share, for a total of $1.4 million.

•	Since initiating its first stock repurchase program in March 2017, the Company has used $55.0 million to repurchase a total of 22.0 million shares of its common stock.

Other Financial Highlights

•	PDL had cash, cash equivalents, short-term investments and other investments of $395.7 million as of June 30, 2018, compared with $532.1 million as of December 31, 2017.

•
The reduction in cash balance for the six months ended June 30, 2018 was primarily a result of the retiring of the remaining $126.4 million of principal from PDL’s 4.0% Convertible Senior Notes due 2018, plus $2.6 million of accrued interest, and common stock repurchases of $23.6 million.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern Time today, August 8, 2018. Slides to accompany the conference call are available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial (844) 535-4071 from the United States and Canada or (706) 679-2458 internationally. The conference ID is 7356309. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 7356309.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to the Investor Relations section and select “Events & Presentations.”

About PDL BioPharma, Inc.

We seek to provide a significant return for our stockholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotechnology, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, we have consummated seventeen of such transactions, of which nine are active and outstanding. We have one debt transaction outstanding, representing deployed of $20.0 million: CareView; we have one hybrid royalty/debt transaction outstanding, representing deployed capital of $44.0 million: Wellstat Diagnostics; and we have five royalty transactions outstanding, representing deployed capital of $416.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. Our equity and loan investments in Noden represent deployed capital of $179.0 million, respectively, and our converted equity and loan investment in LENSAR represents deployed capital of $40.0 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 16, 2018 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Royalties from Queen et al. patents	$1,218	$16,285	$4,001	$30,441
Royalty rights - change in fair value	12,842	83,725	23,933	96,871
Interest revenue	751	5,460	1,500	10,917
Product revenue, net	31,761	18,829	55,085	31,410
License and other	3	19,536	574	19,636
Total revenues	46,575	143,835	85,093	189,275

Operating Expenses
Cost of product revenue (excluding intangible amortization)	14,524	4,515	25,090	7,067
Amortization of intangible assets	6,384	6,148	12,677	12,163
General and administrative expenses	14,529	11,288	26,190	23,864
Sales and marketing	5,385	3,616	10,898	6,200
Research and development	684	4,281	1,477	6,047
Impairment of intangible assets	152,330	—	152,330	—
Change in fair value of anniversary payment and contingent consideration	(22,135)	1,207	(22,735)	2,649
Total operating expenses	171,701	31,055	205,927	57,990
Operating income (loss)	(125,126)	112,780	(120,834)	131,285

Non-operating income (expense), net
Interest and other income, net	1,376	276	3,290	488
Interest expense	(2,811)	(5,015)	(6,396)	(9,986)
Gain on bargain purchase	—	6,271	—	6,271
Total non-operating income (expense), net	(1,435)	1,532	(3,106)	(3,227)

Income (loss) before income taxes	(126,561)	114,312	(123,940)	128,058
Income tax expense (benefit)	(14,265)	53,873	(13,246)	60,425
Net income (loss)	(112,296)	60,439	(110,694)	67,633
Less: Net loss attributable to noncontrolling interests	—	—	—	(47)
Net income (loss) attributable to PDL’s shareholders	$(112,296)	$60,439	$(110,694)	$67,680

Net income (loss) per share
Basic	$(0.76)	$0.39	$(0.74)	$0.42
Diluted	$(0.76)	$0.39	$(0.74)	$0.42

Shares used to compute income per basic share	146,923	155,654	149,186	159,677
Shares used to compute income per diluted share	146,923	156,394	149,186	160,168

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2018	2017
Cash, cash equivalents and short-term investments	$395,653	$532,114
Total notes receivable	$70,887	$70,737
Total royalty rights - at fair value	$335,163	$349,223
Total assets	$945,995	$1,243,123
Total convertible notes payable	$120,945	$243,481
Total stockholders’ equity	$712,628	$845,890

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s shareholders as reported	$(112,296)	$60,439	$(110,694)	$67,680
Adjustments to Non-GAAP net income (loss) (as detailed below)	126,971	(24,851)	140,205	(17,430)
Non-GAAP net income attributed to PDL’s shareholders	$14,675	$35,588	$29,511	$50,250

An itemized reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
GAAP net income (loss) attributed to PDL’s shareholders as reported	$(112,296)	$60,439	$(110,694)	$67,680
Adjustments:
Mark-to-market adjustment to fair value assets	6,528	(49,157)	14,060	(48,809)
Non-cash interest revenues	(76)	(77)	(150)	(152)
Non-cash stock-based compensation expense	1,261	963	2,218	2,075
Non-cash debt offering costs	1,779	2,719	3,911	5,394
Mark-to-market adjustment on warrants held	(3)	(36)	(74)	(136)
Impairment of intangible assets	152,330	—	152,330	—
Amortization of the intangible assets	6,384	6,148	12,677	12,163
Mark-to-market adjustment of anniversary payment and contingent consideration	(22,135)	1,207	(22,735)	2,649
Income tax effect related to above items	(19,097)	13,382	(22,032)	9,386
Total adjustments	126,971	(24,851)	140,205	(17,430)
Non-GAAP net income	$14,675	$35,588	$29,511	$50,250

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4)

non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) impairment of intangible assets, (7) amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent considerations, and to adjust (9) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

# # #